UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2015

(Exact name of registrant as specified in its charter)

Delaware	000-54545	46-2069547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

780 Long Beach Blvd., Long Beach, New York 11561

(Address of principal executive offices) (zip code)

407-951-8640

(Registrant's telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Item 2.01     Completion of Acquisition or Disposition of Assets

Item 3.02     Unregistered Sales of Equity Securities

On March 6, 2015, Ipsidy Inc. (f/k/a ID Global Solutions Corporation) (the “Company”) and all of the shareholders (the "Multipay Shareholders") of Multipay S.A., a Colombian corporation ("Multipay"), entered into a Share Purchase Agreement relating to the purchase by the Company from the Multipay Shareholders of all of the outstanding shares of Multipay (the “Share Purchase Agreement”). On April 6, 2015 (the "Closing Date") the parties closed on the Share Purchase Agreement (the "Closing") As a result of the Closing, the Company acquired 100% of the issued and outstanding shares of Multipay (the "Multipay Shares") from the Multipay Shareholders. In consideration for the Multipay Shares, the Company agreed to issue to the Multipay Shareholders up to an aggregate of 7,600,000 shares of common stock of the Company. Under the terms of the Share Purchase Agreement, within ten days of the Closing Date, the Company was required to issue 7,000,000 shares of common stock. Upon the Multipay Shareholders paying certain liabilities in the approximate amount of $370,000, the Company was required to deliver the balance of 600,000 shares of common stock to the Multipay Shareholders. In the event the Multipay Shareholders do not pay the entire amount of the certain liabilities by the 12-month anniversary of the Closing Date, the Company will not be required to deliver the remaining shares of common stock. On May 7, 2015, the Company and Multipay executed an amendment to the Share Purchase Agreement to 1) amend the number of shares to be issued within ten days of the Closing Date from 7,000,000 shares to 6,101,517 shares of common stock; and 2) to amend the balance of shares to be delivered from 600,000 shares to 1,498,483 shares, upon the payment of certain liabilities by the Multipay Shareholders. The 6,101,517 shares were issued on May 18, 2015. The deadline for issuance of the additional shares of common stock was extended by six months to November 7, 2016.    The time for the Multipay Shareholders to pay certain liabilities expired and the Multipay Shareholders had only paid part of the relevant liabilities. As a result the Company clawed back 1,237,946 shares of common stock in accordance with the terms of the Share Purchase Agreement, as amended and an additional 260,537 shares of common stock were issued in August 2016 for the balance of the consideration.   The Company had recorded a contingent liability of approximately $370,000 because of the contingency of the shares to be issued and debt to be released upon the payment of certain liabilities by the Multipay Shareholders.

Multipay through the use of its own proprietary software platforms is engaged in providing an array of value added payment gateway services as well as complimentary mobile wallet applications and services to various customers in Colombia and Peru. The company was established in December of 2008 and had 14 full time employees based in Bogota, Colombia as of the date of acquisition.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of business acquired

Audited Financial Statements of Multipay, S.A. for the year ended December 31, 2014 and 2013

(b) Proforma Financial Information

Proforma Financial Information of Multipay, S.A.

(c) Shell Company Transactions

Not applicable.

(d) Exhibits

Exhibit Number	Description
10.1	Share Purchase Agreement by and between ID Global Solutions Corporation and the Multipay S.A. Shareholders dated March 6, 2015 (1)
10.2	Amendment No. 1 to the Share Purchase Agreement by and between ID Global Solutions Corporation and the Multipay S.A. Shareholders dated May 7, 2015 (2)

99.1	Audited Financial Statements of Multipay, S.A. for the year ended December 31, 2014 and 2013
99.2	Proforma Financial Information of Multipay, S.A.

(1)	Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on March 12, 2015.

(2)	Incorporated by reference to the Form 10-Q Quarterly Report filed with the Securities Exchange Commission on March 29, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ipsidy Inc.
Date: March 30, 2017	By:	/s/Stuart P. Stoller
	Name:	Stuart P. Stoller
	Title:	Chief Financial Officer